Exhibit 16.1

October 19, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 19, 2009 Magnum Hunter Resources Corporation (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.  We have not basis to agree or disagree with the statements not related to our firm.

 /s/ Malone & Bailey, PC
Malone & Bailey, PC
Houston, Texas